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                                                                      EXHIBIT 11

                           THE WASHINGTON POST COMPANY
                                AND SUBSIDIARIES

                CALCULATION OF EARNINGS PER SHARE OF COMMON STOCK
                  (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)



                                                                                     Fiscal Year
                                                                   -------------------------------------------------
                                                                       1998              1997             1996
                                                                       ----              ----             ----
                   Weighted average shares outstanding
                         Class A Common
                         Class B Common (excluding shares               1,739            1,754            1,802
                              issuable upon exercise of
                              stock options - accounted
                              for below)                                8,348            8,946            9,162
                                                                    ---------        ---------        ---------
                   Shares used in computation of basic                 10,087           10,700           10,964
                         earnings per share

                   Add - Shares assumed issuable upon
                         exercise of stock options                        185              172              109
                   Deduct - Shares assumed to be
                         purchased for Treasury with proceeds
                         from exercise of stock options                  (143)            (139)             (93)
                                                                    ---------        ---------        ---------

                   Shares used in computation of
                         diluted earnings per common share             10,129           10,733           10,980
                                                                    =========        =========        =========

                   Net income available for common shares           $ 416,303        $ 280,618        $ 220,137
                                                                    =========        =========        =========

                   Basic earnings per common share                  $   41.27        $   26.23        $   20.08
                                                                    =========        =========        =========
                   Diluted earnings per common share                $   41.10        $   26.15        $   20.05
                                                                    =========        =========        =========